Exhibit (a)(1)(A)

ALTICE USA, INC.

1 COURT SQUARE WEST

LONG ISLAND CITY, NEW YORK 11101

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR REPLACEMENT AWARDS

January 23, 2023

SUMMARY TERM SHEET — OVERVIEW

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR REPLACEMENT AWARDS

This offer and withdrawal rights will expire at
5:00 PM Eastern Time on March 1, 2023,
unless extended by Altice USA, Inc.

Altice USA, Inc. (the “Company,” “Altice USA,” “we,” “us,” or “our”) is offering each Eligible Participant (as defined below, also referred to as “you,” “your,” “I,” or “my”) the opportunity to exchange outstanding Eligible Options (as defined below) for a number of Replacement Awards (as defined below) on the terms and subject to the conditions set forth in this Offer to Exchange Eligible Options for Replacement Awards, including those set forth in the Offering Memorandum beginning on page 17 (the “Offering Memorandum”). The offer to exchange Eligible Options for Replacement Awards, and the exchange of such options, is referred to herein as the “Exchange Offer”.

The commencement date of the Exchange Offer is January 23, 2023. Although the Board has approved the Exchange Offer, consummation of the Exchange Offer is subject to the satisfaction or waiver of the conditions described in Section 6 of the Offering Memorandum. Participation in the Exchange Offer is voluntary. You are not required to participate in the Exchange Offer.

The “Expiration Time” of the Exchange Offer is 5:00 PM Eastern Time on March 1, 2023. If we extend the period of time during which this Exchange Offer remains open, the term “Expiration Time” will refer to the last time and date on which this Exchange Offer expires. You will be informed of any extension of the Exchange Offer.

You are an “Eligible Participant” if:

•	on the date the Exchange Offer commences, you are employed by Altice USA or any of its wholly owned subsidiaries;
•	at the Expiration Time, you continue to be employed by Altice USA or any of its wholly owned subsidiaries;
•	you are not: serving as a member of the Company’s Board of Directors (the “Board”) (including as its Executive Chairman); the Chief Executive Officer of the Company (the “CEO”) or his direct reports with an employment agreement; or an employee of a non-wholly owned subsidiary of the Company; and
•	you hold at least seven Eligible Options.

Employees who are on an authorized leave of absence are considered to be employed for purposes of determining eligibility to participate in the Exchange Offer.

An “Eligible Option” is an outstanding stock option to purchase shares of the Company’s Class A common stock, par value $0.01 per share (“Class A common stock”), issued under the Amended and Restated Altice USA 2017 Long Term Incentive Plan, as amended (the “Plan”), whether vested or unvested, that:

•	is held by an Eligible Participant on the date the Exchange Offer commences and continues to be held by an Eligible Participant through the Expiration Time; and
•	has a per share exercise price greater than $6.00.

For the purposes of clarity, only unexercised stock options are considered to be outstanding.

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A “Replacement Award” consists of one restricted stock unit (“RSU”) and $10 of deferred cash-denominated awards (“DCAs”), each issued under the Plan and subject to an award agreement between the recipient and the Company, with the below terms.

•	Each RSU granted in the Exchange Offer will represent a right to receive one share of Class A common stock on future dates when the RSU vests, subject to the holder remaining continuously employed with the Company (or its subsidiaries or affiliates) through such vesting date.
•	Each DCA granted in the Exchange Offer will represent a right to receive a fixed dollar value on future dates when the DCA vests, subject to the holder remaining continuously employed with the Company (or its subsidiaries or affiliates) through such vesting date. At the Company’s discretion (as approved in accordance with the Plan), each DCA may be settled (x) in a number of shares of Class A common stock equal to the total value of the DCA divided by the closing price of a share of Class A common stock on the trading date immediately preceding the applicable vesting date or (y) in cash.
•	The Replacement Awards will vest 50% on each of the first and second anniversaries of the Expiration Time, subject to the holder remaining continuously employed with the Company (or its subsidiaries or affiliates) on each vesting date.

A Replacement Award will be granted for every seven Eligible Options you tender in the Exchange Offer. For each grant with respect to Eligible Options tendered and not evenly divisible by seven, you will receive an additional $2 of DCAs for each remainder Eligible Option from such grant and such additional DCAs will become part of your Replacement Awards. You may not tender less than seven Eligible Options.

If you hold more than one Eligible Option grant, you may elect to participate in the Exchange Offer on a grant-by-grant basis, meaning that you will be allowed to tender for exchange one of those grants without tendering for exchange other of those grants. However, as to any grant that you elect to tender for exchange, you must tender the entire grant (i.e., all of the options subject to that grant, less (if applicable) any portion of the grant previously exercised).

Eligible Options properly tendered in this Exchange Offer and accepted by us for exchange will be canceled at the Expiration Time, and your Replacement Awards will be granted with the terms described above promptly following the Expiration Time.

See “Risk Factors” beginning on page 15 for a discussion of risks and uncertainties that you should consider before agreeing to exchange your Eligible Options for Replacement Awards. You should consider, among other things, these risks and uncertainties before deciding whether or not to participate in the Exchange Offer.

Shares of our Class A common stock are quoted on the New York Stock Exchange (the “NYSE”) under the symbol “ATUS”. On January 20, 2023, the closing price of our Class A common stock as reported on the NYSE was $4.80 per share. We recommend that you obtain current market quotations for our Class A common stock before deciding whether to participate in the Exchange Offer.

You should direct questions about the Exchange Offer or requests for assistance by email to alticeusacomp@alticeusa.com.

IMPORTANT

If you choose to participate in the Exchange Offer, you must properly log into the website for the Exchange Offer, review the online disclosures and complete the election form on the Exchange Offer website (“Election Form on the Exchange Offer Website”). These actions must all be taken by you before 5:00 PM Eastern Time on March 1, 2023 (or such later time and date as may apply if the Exchange Offer is extended).

The URL that you can utilize to launch the Exchange Offer website is: https://myoptionexchange.com

If you wish to change or withdraw any election previously made by you, you may do so until the Expiration Time by using the same link and following the prompts to change your elections. In addition, although we intend to accept all validly tendered Eligible Options immediately upon the Expiration Time, if we have not accepted your Eligible Options within 40 business days of the commencement of the Exchange Offer, you may withdraw your election to exchange your Eligible Options at any time thereafter.

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You are responsible for properly submitting and completing your election through the Election Form on the Exchange Offer Website before the Expiration Time. You should save a copy of the confirmation email (the “Confirmation Email”) sent to you at the time that you complete and submit your Election Form on the Exchange Offer Website. The Confirmation Email will provide evidence that you submitted your Election Form on the Exchange Offer Website. If you do not receive a Confirmation Email within two hours of submitting your Election Form on the Exchange Offer Website, please contact alticeusacomp@alticeusa.com to confirm that your election was made.

You do not need to return your stock option agreements for your Eligible Options to be canceled and exchanged in the Exchange Offer. If you participate in the Exchange Offer, we will provide you with an RSU award agreement and a DCA award agreement promptly following the Expiration Time. A form of Restricted Stock Unit Award Agreement for Replacement Awards and a form of Deferred Cash-Denominated Award Agreement for Replacement Awards are filed as exhibits to the Tender Offer Statement on Schedule TO (the “Schedule TO”) filed with the Securities and Exchange Commission on January 23, 2023 (the “SEC”) and to which this Offer to Exchange Eligible Options for Replacement Awards is an exhibit, as the Schedule TO may be amended.

Neither we nor the Board make any recommendation as to whether you should participate, or refrain from participating, in the Exchange Offer with respect to any of your Eligible Options. You must make your own decision whether to participate. You should consult your personal financial and tax advisors if you have questions about your financial or tax situation as it relates to the Exchange Offer.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THE EXCHANGE OFFER. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU.

WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE AND IN THE RELATED ELECTION FORM ON THE EXCHANGE OFFER WEBSITE. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOY OR SERVICE OF THE COMPANY OR ITS SUBSIDIARIES OR AFFILIATES OR TO AFFECT OUR RIGHT TO TERMINATE THE EMPLOYMENT OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION.

WE RESERVE THE RIGHT TO AMEND OR TERMINATE THE PLAN AT ANY TIME, AND THE GRANT OF AN AWARD UNDER THE PLAN OR THIS EXCHANGE OFFER DOES NOT IN ANY WAY OBLIGATE THE COMPANY TO GRANT ADDITIONAL AWARDS OR OFFER FURTHER OPPORTUNITIES TO PARTICIPATE IN ANY OPTION EXCHANGE IN ANY FUTURE YEAR. THE GRANT OF ANY AWARD UNDER THE PLAN AND ANY FUTURE AWARDS GRANTED UNDER THE PLAN OR IN RELATION TO THIS EXCHANGE OFFER IS WHOLLY DISCRETIONARY IN NATURE AND IS NOT TO BE CONSIDERED PART OF ANY NORMAL OR EXPECTED COMPENSATION THAT IS OR WOULD BE SUBJECT TO SEVERANCE, RESIGNATION, REDUNDANCY, TERMINATION OR SIMILAR PAY, OTHER THAN TO THE EXTENT REQUIRED BY LOCAL LAW.

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SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR REPLACEMENT AWARDS

The following are answers to some of the questions that you may have about the Exchange Offer. This Summary Term Sheet does not contain all of the information that you should consider in deciding whether to participate in the Exchange Offer. You should carefully read the remainder of this Offer to Exchange Eligible Options for Replacement Awards. For additional important information about the Exchange Offer, where appropriate, we have included references to the relevant sections of the Offering Memorandum where you can find a more complete description of the topics in this summary.

Table of Contents

Q1. What is the Exchange Offer?	4
Q2. Why is Altice USA making the Exchange Offer?	5
Q3. Who is eligible to participate in the Exchange Offer?	5
Q4. Which stock options are subject to the Exchange Offer?	6
Q5. What is a Replacement Award and what will be the terms and conditions of my Replacement Awards?	6
Q6. How many Replacement Awards will I receive for the Eligible Options I exchange?	6
Q7. When will my Replacement Awards vest?	6
Q8. If I participate in the Exchange Offer, when will my Replacement Awards be granted?	7
Q9. What happens to my Replacement Awards if my employment or service terminates?	7
Q10. Will I be agreeing to restrictive covenants if I participate in the Exchange Offer?	7
Q11. Do I have to participate in the Exchange Offer?	7
Q12. How should I decide whether to participate in the Exchange Offer?	7
Q13. How do I find out how many Eligible Options I have and what their exercise prices are?	8
Q14. Can I tender for exchange both vested and unvested stock options?	8
Q15. Can I tender for exchange stock options that I have already fully exercised?	8
Q16. Can I tender for exchange the remaining unexercised portion of an Eligible Option that I have already partially exercised?	8
Q17. Can I exercise my outstanding stock options during the Exchange Offer?	8
Q18. If I choose to participate in the Exchange Offer, do I have to exchange all of my Eligible Options?	8
Q19. If I choose to participate in the Exchange Offer, can I tender for exchange a portion of an option grant?	9
Q20. What if I am on an authorized leave of absence during the Exchange Offer?	9
Q21. What happens if my employment or service terminates before the Expiration Time?	9
Q22. Will I owe taxes if I participate in the Exchange Offer?	9
Q23. Will I owe taxes if I do not participate in the Exchange Offer?	10
Q24. What will happen to my Eligible Options if I participate in the Exchange Offer?	10
Q25. What happens to Eligible Options that I choose not to tender or that are not accepted for exchange in the Exchange Offer?	10
Q26. How long do I have to decide whether to participate in the Exchange Offer?	10
Q27. How do I tender my Eligible Options for Exchange?	10
Q28. Can I withdraw previously tendered Eligible Options or change my previous election and what is the deadline for withdrawing or changing my previous elections?	12
Q29. What will happen if I do not return my Election Form on the Exchange Offer Website by the Expiration Time?	13
Q30. What if I have any questions regarding the Exchange Offer?	13

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Q1.	What is the Exchange Offer?

The Exchange Offer is a one-time offer by Altice USA to allow Eligible Participants to exchange their Eligible Options (whether vested or unvested) in exchange for the grant of Replacement Awards. The Company will grant one RSU and $10 of DCAs for every seven Eligible Options tendered in the Exchange Offer. For each grant with respect to Eligible Options tendered and not evenly divisible by seven, $2 of DCAs will be granted for each remainder Eligible Option from such grant and such additional DCAs will become part of your Replacement Awards. For example, if you tender for exchange a grant of Eligible Options with respect to 1,051 shares of Class A common stock, you will receive 150 RSUs and $1,502 of DCAs. The exchange ratio was determined by the Board following the recommendation of the Compensation Committee of the Board in consultation with an independent compensation advisory firm and Altice USA management.

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Subject to the conditions set forth in this Offer to Exchange Eligible Options for Replacement Awards, including the Offering Memorandum, if your Eligible Options are properly tendered for exchange and accepted by us, at the Expiration Time we will cancel your Eligible Options and promptly thereafter we will grant you Replacement Awards, which have the terms outlined in the Questions below and the Offering Memorandum. You may not tender less than seven Eligible Options.

Q2.	Why is Altice USA making the Exchange Offer?

Currently, substantially all of our outstanding stock options granted under the Plan have exercise prices above the recent trading prices of our Class A common stock. We believe these stock options no longer provide a meaningful compensatory opportunity to the holders of such stock options and, accordingly, are no longer effective as incentives to retain and motivate our employees. We believe that many option holders perceive these stock options to have little or no value, therefore reducing the stock options’ value as a means to align the incentives of our employees with our stockholders. In addition, although these stock options are not likely to be exercised as long as our stock price is lower than the applicable exercise price, unless they are surrendered or canceled, they will remain outstanding with the potential to dilute stockholders’ interests for up to the full term of the stock options.

We believe that the Exchange Offer is in the best interests of stockholders, as Replacement Awards granted through the Exchange Offer will provide added incentive to motivate and retain our talented employees, including through the addition of a new vesting schedule even for Eligible Options that are fully or partially vested when tendered. The Eligible Options surrendered for exchange will be canceled and all shares of Class A common stock that were subject to such surrendered Eligible Options will again become available for future awards under the Plan pursuant to the terms of the Plan.

See Section 2 of the Offering Memorandum (“Purpose of The Exchange Offer; Additional Considerations”) for more information.

Q3.	Who is eligible to participate in the Exchange Offer?

Only Eligible Participants are eligible to participate in the Exchange Offer.

You are an “Eligible Participant” if:

•	on the date the Exchange Offer commences, you are employed by Altice USA or any of its wholly owned subsidiaries;
•	at the Expiration Time, you continue to be employed by Altice USA or any of its wholly owned subsidiaries;
•	you are not: serving as a member of the Board (including as its Executive Chairman); the CEO or his direct reports with an employment agreement; or an employee of a non-wholly owned subsidiary of the Company; and
•	you hold at least seven Eligible Options.

Employees who are on an authorized leave of absence are considered to be employed for purposes of determining eligibility to participate in the Exchange Offer.

See Section 1 of the Offering Memorandum (“Eligible Participants; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

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Q4.	Which stock options are subject to the Exchange Offer?

Under the Exchange Offer, Eligible Participants will be able to elect to tender outstanding Eligible Options for exchange. An “Eligible Option” is an outstanding stock option to purchase shares of Class A common stock issued under the Plan, whether vested or unvested, that:

•	is held by an Eligible Participant on the date the Exchange Offer commences and continues to be held by an Eligible Participant through the Expiration Time; and
•	has a per share exercise price greater than $6.00.

For the purposes of clarity, only unexercised stock options are considered to be outstanding.

See Section 1 of the Offering Memorandum (“Eligible Participants; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

Q5.	What is a Replacement Award and what will be the terms and conditions of my Replacement Awards?

A “Replacement Award” consists of RSUs and $10 of DCAs, each issued under the Plan and subject to an award agreement between the recipient and the Company, with the below terms.

•	Each RSU granted in the Exchange Offer will represent a right to receive one share of Class A common stock on future dates when the RSU vests, subject to the holder remaining continuously employed with the Company (or its subsidiaries or affiliates) through such vesting date.
•	Each DCA granted in the Exchange Offer will represent a right to receive a fixed dollar value on future dates when the DCA vests, subject to the holder remaining continuously employed with the Company (or its subsidiaries or affiliates) through such vesting date. At the Company’s discretion (as approved in accordance with the Plan), each DCA may be settled (x) in a number of shares of Class A common stock equal to the total value of the DCA divided by the closing price of a share of Class A common stock on the trading date immediately preceding the applicable vesting date or (y) in cash.
•	The Replacement Awards will vest 50% on each of the first and second anniversaries of the Expiration Time, subject to the holder remaining continuously employed with the Company (or its subsidiaries or affiliates) on each vesting date.

A Replacement Award will be granted for every seven Eligible Options you tender in the Exchange Offer. If you tender a number of Eligible Options in the Exchange Offer that is greater than but not divisible by seven, you will receive an additional $2 of DCAs for each remainder Eligible Option and such additional DCAs will become part of your Replacement Awards. You may not tender less than seven Eligible Options.

The Replacement Awards will be governed by the terms and conditions of the Plan and the award agreements entered into thereunder evidencing the Replacement Awards.

Q6.	How many Replacement Awards will I receive for the Eligible Options I exchange?

The Company will grant one RSU and $10 of DCAs for every seven Eligible Options tendered in the Exchange Offer. For each grant with respect to Eligible Options tendered and not evenly divisible by seven, $2 of DCAs will be granted for each remainder Eligible Option from such grant and such additional DCAs will become part of your Replacement Awards. For example, if you tender for exchange a grant of Eligible Options with respect to 1,051 shares of Class A common stock, you will receive 150 RSUs and $1,502 of DCAs. You may not tender less than seven Eligible Options.

Q7.	When will my Replacement Awards vest?

The Replacement Awards will vest 50% on each of the first and second anniversaries of the Expiration Time, subject to the holder remaining continuously employed with the Company (or its subsidiary or affiliate) on each vesting date. Replacement Awards will have the new vesting schedule regardless of whether the tendered Eligible Options were vested or unvested at the time of exchange. For example, an Eligible Option that has a three-year vesting schedule that vested in equal installments on each of November 1, 2020, 2021 and 2022 would be exchanged for Replacement Awards that would not be vested on the date of their grant and would instead vest 50% on each of the first and second anniversaries of the Expiration Time.

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Q8.	If I participate in the Exchange Offer, when will my Replacement Awards be granted?

Unless we amend or terminate the Exchange Offer in accordance with its terms, we will grant you Replacement Awards for your Eligible Options as to which you properly made a valid election to tender such Eligible Options (and did not validly revoke that election) on the Election Form on the Exchange Offer Website, promptly following the Expiration Time (which, unless the Exchange Offer is extended, is 5:00 PM Eastern Time, on March 1, 2023).

See Section 1 of the Offering Memorandum (“Eligible Participants; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

Q9.	What happens to my Replacement Awards if my employment or service terminates?

In general, if your employment or other service with Altice USA or its subsidiaries or affiliates terminates for any reason other than your death or Disability (as defined in the Plan), the Replacement Awards will immediately cease to vest, any unvested Replacement Awards will be canceled without consideration and you will have no further right to or interest in the unvested Replacement Awards. If your employment or other service with Altice USA or its subsidiaries or affiliates terminates as a result of your death or Disability, you will vest in a pro-rated portion of the Replacement Awards based on the number of completed months between the grant date of the Replacement Awards and date of your termination, less the number of vested Replacement Awards as of the date of your termination.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain in employment or service with Altice USA or its subsidiaries or affiliates, and the terms of your employment or service with Altice USA or its subsidiaries or affiliates remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in employment or service with Altice USA or its subsidiaries or affiliates until the expiration of the Exchange Offer, the grant date of the Replacement Awards or thereafter during the vesting period of the Replacement Awards. See Section 1 of the Offering Memorandum (“Eligible Participants; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) and Section 5 of the Offering Memorandum (“Acceptance of Eligible Options for Exchange; Grant of Replacement Awards”) for more information.

Q10.	Will I be agreeing to restrictive covenants if I participate in the Exchange Offer?

As a condition to the exchange of your Eligible Options for Replacement Awards, you will be agreeing to restrictive covenants that are substantially the same as the restrictive covenants to which you agreed upon accepting the grant of your Eligible Options tendered for exchange in the Exchange Offer.

Q11.	Do I have to participate in the Exchange Offer?

No. Participation in the Exchange Offer is completely voluntary. If you choose not to participate in the Exchange Offer (meaning that you do not elect to tender for exchange any of your Eligible Options), then your Eligible Options will remain outstanding with their current terms, and you will not receive any Replacement Awards. You do not need to do anything if you choose to not participate in the Exchange Offer.

Q12.	How should I decide whether to participate in the Exchange Offer?

We are providing information to assist you in making your own informed decision. You should read all the information contained in the various sections of the Offering Memorandum, including without limitation the information in Section 2 (“Purpose of The Exchange Offer; Additional Considerations”), Section 7 (“Price Range of Our Common Stock”), Section 8 (“Information Concerning Us; Financial Information”), Section 9 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”), Section 12 (“Material United States Tax Consequences”) and Section 15 (“Additional Information”) of the Offering Memorandum. You should seek your own legal counsel, accountant or financial advisor for further advice. Participation in the Exchange Offer is entirely your decision and should be made based on your personal circumstances. No one from the Company is, or will be, authorized to provide you with advice, recommendations or legal, tax or financial considerations regarding whether you should participate in the Exchange Offer.

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In addition to reviewing the materials provided, please note the below important points.

•	Replacement Awards granted in the Exchange Offer will be subject to the new vesting schedule described in these materials, even if the Eligible Options you exchange are fully or partially vested or, if unvested, would vest earlier than the vesting date of the Replacement Awards.
•	You should determine and carefully consider the tax consequences of Replacement Awards that may be applicable to you.
•	The Exchange Offer carries considerable risk, and there are no guarantees of our future stock performance or the price of our Class A common stock at or following the Expiration Time.
•	You should review the Risk Factors that appear on page 15.
Q13.	How do I find out how many Eligible Options I have and what their exercise prices are?

The Election Form on the Exchange Offer Website includes a list of your Eligible Options. You can at any time confirm the number of option grants that you have, their grant dates and exercise prices and other information by logging on to the Exchange Offer website: https://myoptionexchange.com.

Q14.	Can I tender for exchange both vested and unvested stock options?

Yes. You can exchange Eligible Options, whether or not they are vested, but only to the extent those stock options remain unexercised. If you have previously exercised a portion of an Eligible Option grant, only the portion of that stock option grant that has not yet been exercised will be eligible to be exchanged. You may not tender less than seven Eligible Options. The Replacement Awards will only replace the portion of the Eligible Option grant that is exchanged as part of and canceled upon the expiration of the Exchange Offer. Replacement Awards will have a new vesting schedule regardless of whether the tendered stock option was fully or partially vested.

Q15.	Can I tender for exchange stock options that I have already fully exercised?

No. The Exchange Offer applies only to outstanding Eligible Options, which means for this purpose those that are unexercised. A stock option that has been exercised is no longer outstanding.

Q16.	Can I tender for exchange the remaining unexercised portion of an Eligible Option that I have already partially exercised?

Yes. If at any time before the Expiration Time you have exercised an Eligible Option in part but not entirely, the remaining unexercised portion of the Eligible Option is eligible to be tendered for exchange in the Exchange Offer. See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q17.	Can I exercise my outstanding stock options during the Exchange Offer?

Yes. You may exercise any of your vested outstanding stock options, including vested Eligible Options if you have not elected to exchange those Eligible Options in the Exchange Offer. If you have elected to participate in the Exchange Offer and wish to exercise any of your vested Eligible Options during the Exchange Offer, you must first withdraw your election to tender for exchange the vested Eligible Options you wish to exercise (see Question 28). Any stock options that have been exercised on or prior to the Expiration Time will no longer be Eligible Options and will not be exchanged for Replacement Awards. Exercising stock options during the Exchange Offer will not interfere with your ability to exchange unexercised Eligible Options in the Exchange Offer.

Q18.	If I choose to participate in the Exchange Offer, do I have to exchange all of my Eligible Options?

No. You are permitted to exchange Eligible Options on a grant-by-grant basis. This means that you may choose to exchange some Eligible Option grants and choose not to exchange other Eligible Option grants. However, if you elect to exchange an Eligible Option grant, you must elect to exchange the entire Eligible Option grant (i.e., all of the unexercised stock options that are subject to that Eligible Option grant). You may not tender less than seven Eligible Options.

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Q19.	If I choose to participate in the Exchange Offer, can I tender for exchange a portion of an option grant?

The Company is not accepting partial exchanges of Eligible Option grants. However, you may elect to exchange the remaining portion of any Eligible Option that you previously partially exercised. Accordingly, you may elect to exchange one or more of your Eligible Option grants, but you must elect to exchange all of the unexercised stock options that are subject to a particular Eligible Option grant or none of the unexercised stock options that are subject to that particular Eligible Option grant. You may not tender less than seven Eligible Options.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q20.	What if I am on an authorized leave of absence during the Exchange Offer?

Any Eligible Participant who is on an authorized leave of absence will be able to participate in the Exchange Offer, so long as they are an employee of the Company or its wholly owned subsidiary at both the commencement of the Exchange Offer and the Expiration Time.

See Section 1 of the Offering Memorandum (“Eligible Participants; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

Q21.	What happens if my employment or service terminates before the Expiration Time?

If you have tendered Eligible Options under the Exchange Offer and your employment with the Company (or its wholly owned subsidiaries) terminates for any reason prior to the Expiration Time (whether initiated by you or by your employer), you will no longer be eligible to participate in the Exchange Offer, we will not accept your Eligible Options for exchange and you will not be eligible to receive Replacement Awards. In that case, you may exercise your existing Eligible Options to the extent they are vested and exercisable, which is generally available for a limited time after your termination date in accordance with their existing terms.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain in employment or service with Altice USA or its subsidiaries or affiliates, and the terms of your employment or service with Altice USA or its subsidiaries or affiliates remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in employment or service with Altice USA or its subsidiaries or affiliates until the expiration of the Exchange Offer, the grant date of the Replacement Awards or thereafter during the vesting period of the Replacement Awards.

See Section 1 (“Eligible Participants; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) and Section 5 (“Acceptance of Eligible Options for Exchange; Grant of Replacement Awards”) of the Offering Memorandum for more information.

Q22.	Will I owe taxes if I participate in the Exchange Offer?

Generally, the exchange of Eligible Options should be treated as a non-taxable exchange and no income tax should be recognized upon the grant of the Replacement Awards for U.S. federal income tax purposes. There would, however, be income tax payable upon the vesting and settlement of your Replacement Awards. The Company also will typically have a tax withholding obligation at the time your Replacement Awards vest and settle. You may also have taxable capital gains or losses when you sell any shares issued in connection with the Replacement Awards. You should consult with your own tax accountant or financial advisor for additional information about your personal tax situation. See Section 12 of the Offering Memorandum (“Material United States Tax Consequences”) for more information regarding the United States federal income tax aspects of Exchange Offer.

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Please note that, depending on where you live, state and other local income and employment taxes also may apply to you, and the Company may have tax withholding obligations with respect to such taxes. You should consult your own tax advisor to discuss these consequences.

Q23.	Will I owe taxes if I do not participate in the Exchange Offer?

In general, the election not to participate in the Exchange Offer will not be a taxable event for U.S. federal income tax purposes. There would, however, be income tax payable upon the exercise of your stock options. You should consult with your own tax accountant or financial advisor for additional information about your personal tax situation. See Section 12 of the Offering Memorandum (“Material United States Tax Consequences”) for more information.

Q24.	What will happen to my Eligible Options if I participate in the Exchange Offer?

If you participate in the Exchange Offer and the Exchange Offer is completed, then at the Expiration Time we will cancel all of your Eligible Options tendered by you and promptly thereafter will grant you the Replacement Awards.

Q25.	What happens to Eligible Options that I choose not to tender or that are not accepted for exchange in the Exchange Offer?

There will be no impact to Eligible Options that you choose not to tender for exchange prior to the Expiration Time, and these Eligible Options will continue to be outstanding and subject to their current terms and conditions.

We will not accept for exchange any stock options that are tendered that do not qualify as Eligible Options. If you tender a stock option that is not an Eligible Option or is otherwise not accepted for exchange, we will send you a separate notification following the expiration of the Exchange Offer explaining why your tendered stock option did not qualify as an Eligible Option or was otherwise not accepted for exchange.

Q26.	How long do I have to decide whether to participate in the Exchange Offer?

The Exchange Offer will expire at 5:00 PM Eastern Time on March 1, 2023. No exceptions will be made to this deadline unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the Exchange Offer at any time. If we do extend the Exchange Offer, the Exchange Offer will expire following the extension. If we extend the Exchange Offer, we will publicly announce the extension and the new expiration date no later than 9:00 AM Eastern Time on the next business day after the last previously scheduled or announced expiration date. YOU SHOULD NOT EXPECT THAT THE EXPIRATION OF THE EXCHANGE OFFER WILL BE EXTENDED.

See Section 13 of the Offering Memorandum (“Extension of Exchange Offer; Termination; Amendment”) for more information.

Q27.	How do I tender my Eligible Options for Exchange?

If you are an Eligible Participant, you must tender your Eligible Options for exchange at any time before the Exchange Offer expires at 5:00 PM, Eastern Time, on March 1, 2023 (or such later time and date as may apply if the Exchange Offer is extended).

To validly tender your Eligible Options, you must submit a properly completed and electronically signed Election Form on the Exchange Offer Website through the online election process, which is described below.

Online Election Process

1.       At the start of the Exchange Offer, you will receive an announcement email, dated January 23, 2023, announcing the Exchange Offer (the “Announcement Email”). You can access the Exchange Offer through a link in the Announcement Email or at https://myoptionexchange.com and enter your Altice USA email address and the password you have created for use with this website. If this is the first time you are accessing the Exchange Offer website, you will need to register as a new user and create a password. The website uses two-factor authentication, so the first time you access the portal each day, the website will generate a verification code that will be e-mailed to you. Once the verification code has been entered, you can access the website’s content. The verification codes expire at the end of each day.

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2.       After logging into the Exchange Offer website, review the Exchange Offer materials and other information available on the website and proceed through to the Election Form on the Exchange Offer Website. You will be provided with personalized information regarding the Eligible Options that you hold, including the grant date and per share exercise price of each of your Eligible Option grants, the number of shares subject to each of your Eligible Option grants as of January 23, 2023 and the number of Replacement Awards that would be issued in exchange for each Eligible Option grant.

3.       On the Election Form on the Exchange Offer Website, select the appropriate box next to each of your Eligible Option grants to indicate which Eligible Option grants you choose to exchange in the Exchange Offer.

4.       Proceed through the Exchange Offer website by following the instructions provided on the website. Review your Election Form on the Exchange Offer Website, confirm that you have read the Exchange Offer materials, acknowledge that your election is subject to the terms, conditions and restrictions contained in the Exchange Offer materials (including the Restricted Stock Unit Award Agreement for Replacement Awards and the Deferred Cash-Denominated Award Agreement for Replacement Awards, which you will have to accept upon their grant), confirm that you are satisfied with your Election Form on the Exchange Offer Website after reviewing and then submit your Election Form on the Exchange Offer Website.

5.       Upon submitting your Election Form on the Exchange Offer Website, a Confirmation Email will be generated by the Exchange Offer website and emailed to your Altice USA email address. Please save a copy of the Confirmation Email for your records. At this point, you will have completed the election process. If you do not receive a Confirmation Email within two hours of submitting your Election Form on the Exchange Offer Website, please contact alticeusacomp@alticeusa.com to confirm that your election was made.

You also can review your Eligible Options in the value calculator on the Exchange Offer website, which has been provided to you as a convenience for purposes of making limited mathematical calculations regarding the potential amount that could be received from Replacement Awards to be granted pursuant to the Exchange Offer if you choose to exchange your Eligible Options in the Exchange Offer. The value calculator permits you to enter a price for the Company’s Class A common stock, which may not be the price on the date that the Replacement Award is granted or any shares of Class A common stock received with respect to a Replacement Award vest or are sold by you. The value calculator also does not take into account all of the factors that you should consider in deciding whether to participate in the Exchange Offer. For example, the value calculator does not account for vesting or the remainder of the term of your Eligible Option grants or for tax withholding or other tax obligations applicable to you. Note that you will be able to profit from a Replacement Award only if it actually vests. Therefore, even if the value calculator shows that the potential profit on a Replacement Award is greater than for an Eligible Option at the assumed prices you enter, you would be able to profit from the Replacement Award only if it actually vests. Note also that because of the rounding resulting from fractional shares, the values shown by the value calculator could be higher or lower than the actual result.

You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically canceled effective as of the Expiration Time if we accept your Eligible Options for exchange. We will separately send to you the grant documents relating to your Replacement Awards following the grant date for your Replacement Awards for your electronic acceptance.

Your Eligible Options will not be considered tendered until we receive a properly completed and electronically signed Election Form on the Exchange Offer Website. We must receive your properly completed and electronically signed Election Form on the Exchange Offer Website before 5:00 PM Eastern Time on March 1, 2023 (or such later time and date as may apply if the Exchange Offer is extended). IF YOU MISS THIS DEADLINE, YOU WILL BE IRREVOCABLY TREATED AS HAVING ELECTED NOT TO PARTICIPATE IN THE EXCHANGE OFFER.

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We will accept delivery of your election through the online election process only, which you may access through the link above. You are responsible for making sure that the Election Form on the Exchange Offer Website is properly submitted online through this process. You must allow for sufficient time to complete and submit your Election Form on the Exchange Offer Website to ensure that we receive your Election Form on the Exchange Offer Website before the Expiration Time.

We reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form or that we determine would be unlawful to accept. Subject to our rights to extend, terminate and amend the Exchange Offer, we expect to accept all properly tendered Eligible Options at the Expiration Time, which is 5:00 PM Eastern Time, on March 1, 2023.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q28.	Can I withdraw previously tendered Eligible Options or change my previous election and what is the deadline for withdrawing or changing my previous elections?

Yes. You may withdraw your tendered Eligible Options at any time before the Exchange Offer expires at 5:00 PM, Eastern Time, on March 1, 2023 (or such later time and date as may apply if the Exchange Offer is extended). In addition, although we intend to accept all validly tendered Eligible Options immediately after the Expiration Time, if we have not accepted your Eligible Options within 40 business days of the commencement of the Exchange Offer, you may withdraw your election to exchange your Eligible Options at any time thereafter.

To change an election you previously made with respect to some or all of your Eligible Option grants, including an election to withdraw some or all of your Eligible Option grants from the Exchange Offer, you must submit a valid new Election Form on the Exchange Offer Website indicating only the Eligible Option grants you wish to exchange in the Exchange Offer or a valid new Election Form on the Exchange Offer Website indicating that you do not want to exchange your Eligible Options, by completing the election process outlined below by Expiration Time, which, unless the Exchange Offer is extended, is 5:00 PM Eastern Time, on March 1, 2023. You must allow sufficient time to complete and electronically sign and submit your new Election Form on the Exchange Offer Website to ensure that we receive it before the Expiration Time.

Election Changes and Withdrawals

1.       You can access the Exchange Offer website at https://myoptionexchange.com and enter your Altice USA email address and the password you have created for use with this website. The website uses two-factor authentication, so the first time you access the portal each day, the website will generate a verification code that will be emailed to you. Once the verification code has been entered, you can access the website’s content. The verification codes expire at the end of each day.

2.       After logging into the Exchange Offer website, review the information and proceed through to the Election Form on the Exchange Offer Website. You will be provided with your Eligible Option schedule containing personalized information regarding the Eligible Option grants you hold, as described in Question 27.

3.       On the Election Form on the Exchange Offer Website, select the appropriate box next to your Eligible Option grants previously selected to be tendered in the Exchange Offer to indicate those Eligible Option grants that you do not want to exchange in the Exchange Offer.

4.       Proceed through the Exchange Offer website by following the instructions provided. Review your Election Form on the Exchange Offer Website, confirm that you have read the Exchange Offer materials, acknowledge that your election is subject to the terms, conditions and restrictions contained in the Exchange Offer materials (including the Restricted Stock Unit Award Agreement for Replacement Awards and the Deferred Cash-Denominated Award Agreement for Replacement Awards), confirm that you are satisfied with your Election Form on the Exchange Offer Website after reviewing and then submit your Election Form on the Exchange Offer Website.

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5.       Upon submitting your Election Form on the Exchange Offer Website, a Confirmation Email will be generated by the Exchange Offer website and emailed to your Altice USA email address. Please save a copy of the Confirmation Email for your records. At this point, you will have completed the election process. If you do not receive a Confirmation Email within two hours of submitting your Election Form, please contact alticeusacomp@alticeusa.com to confirm that your election was made.

If you miss the deadline to withdraw but remain an Eligible Participant at the Expiration Time, any previously tendered Eligible Options will be exchanged pursuant to the Exchange Offer. You may change your mind as many times as you wish prior to the Expiration Time, but you will be bound by the last properly submitted Election Form on the Exchange Offer Website we receive before the Expiration Time.

Once you have withdrawn Eligible Options, you may re-tender Eligible Options again by submitting a new Election Form on the Exchange Offer Website and following the procedures described for validly tendering stock option grants in the Exchange Offer as discussed in Question 27 above.

See Section 4 of the Offering Memorandum (“Withdrawal Rights”) for more information.

Q29.	What will happen if I do not return my Election Form on the Exchange Offer Website by the Expiration Time?

If we do not receive an online Election Form on the Exchange Offer Website from you by the Expiration Time, then you will irrevocably be treated as having elected not to participate in the Exchange Offer, in which case all Eligible Options held by you will remain outstanding at their existing exercise price and subject to their existing terms.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q30.	What if I have any questions regarding the Exchange Offer?

You should direct questions about the Exchange Offer by email to alticeusacomp@alticeusa.com.

FORWARD-LOOKING STATEMENTS

Section 21E of the Exchange Act excludes from the definition of “forward-looking” statements for purposes of the Private Securities Litigation Reform Act of 1995 those forward-looking statements made in connection with a tender offer. As such, forward-looking statements set forth in this Offer to Exchange Eligible Options for Replacement Awards and the Offering Memorandum are not eligible for the protection afforded by the statutory safe harbor. However, you are urged to review statements and disclosures set forth in and incorporated by reference into this Offer to Exchange Eligible Options for Replacement Awards and the Offering Memorandum that include forward-looking statements due to the risks and uncertainties associated with those statements. Forward-looking statements give our current expectations or forecasts of future events. These forward-looking statements include, without limitation, statements regarding the status of the Exchange Offer, our industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future technologies, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. Words such as “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “predict,” “projects,” “seek,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Forward-looking statements by us are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Actual future performance, outcomes, and results may differ materially from those expressed in forward-looking statements made by us as a result of a number of important factors. Examples of these factors include (without limitation):

•	competition for broadband, video and telephony customers from existing competitors (such as broadband communications companies, direct broadcast satellite providers, wireless data and telephony providers, and Internet-based providers) and new fiber-based competitors entering our footprint;

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•	changes in consumer preferences, laws and regulations or technology that may cause us to change our operational strategies;
•	increased difficulty negotiating programming agreements on favorable terms, if at all, resulting in increased costs to us and/or the loss of popular programming;
•	increasing programming costs and delivery expenses related to our products and services;
•	our ability to achieve anticipated customer and revenue growth, to successfully introduce new products and services and to implement our growth strategy;
•	our ability to complete our capital investment plans on time and on budget, including our plan to build a parallel fiber-to-the-home network, and deploy Altice One, our entertainment and connectivity platform;
•	our ability to develop mobile voice and data services and our ability to attract customers to these services;
•	the effects of economic conditions or other factors which may negatively affect our customers’ demand for our current and future products and services;
•	the effects of industry conditions;
•	demand for digital and linear advertising products and services;
•	our substantial indebtedness and debt service obligations;
•	adverse changes in the credit market;
•	changes as a result of any tax reforms that may affect our business;
•	financial community and rating agency perceptions of our business, operations, financial condition and the industries in which we operate;
•	the restrictions contained in our financing agreements;
•	our ability to generate sufficient cash flow to meet our debt service obligations;
•	fluctuations in interest rates which may cause our interest expense to vary from quarter to quarter;
•	technical failures, equipment defects, physical or electronic break-ins to our services, computer viruses and similar problems;
•	cybersecurity incidents as a result of hacking, phishing, denial of service attacks, dissemination of computer viruses, ransomware and other malicious software, misappropriation of data, and other malicious attempts;
•	disruptions to our networks, infrastructure and facilities as a result of natural disasters, power outages, accidents, maintenance failures, telecommunications failures, degradation of plant assets, terrorist attacks and similar events;
•	labor shortages and supply chain disruptions;
•	the impact from the COVID-19 pandemic;
•	our ability to obtain necessary hardware, software, communications equipment and services and other items from our vendors at reasonable costs;
•	our ability to effectively integrate acquisitions and to maximize expected operating efficiencies from our acquisitions or as a result of the transactions, if any;
•	significant unanticipated increases in the use of bandwidth-intensive Internet-based services;
•	the outcome of litigation, government investigations and other proceedings; and
•	other risks and uncertainties inherent in our cable and broadband communications businesses and our other businesses, including those listed under the caption “Risk Factors” contained herein and those contained in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 16, 2022, and in our Quarterly Reports on Form-10-Q for the fiscal quarters ended March 31, 2022, June 30, 2022 and September 30, 2022, filed with the SEC on April 28, 2022, August 4, 2022 and November 2, 2022, respectively.

In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. Additional risks that we may currently deem immaterial or that are not currently known to us could also cause the forward-looking events discussed in this Offer to Exchange Eligible Options for Replacement Awards and the Offering Memorandum or incorporated herein by reference not to occur as described. Except as otherwise required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this Exchange Offer.

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RISK FACTORS

Participation in the Exchange Offer involves a number of potential risks and uncertainties, including those described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to request that we exchange your Eligible Options in the manner described in the Exchange Offer. You should carefully review the risk factors set forth below and those contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 16, 2022, and in our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2022, June 30, 2022 and September 30, 2022, filed with the SEC on April 28, 2022, August 4, 2022 and November 2, 2022, respectively, as well as the other information provided in this Offer to Exchange Eligible Options for Replacement Awards and the other materials that we have filed with the SEC prior to the Expiration Time, in connection with making a decision as to whether or not to tender your Eligible Options or to withdraw any prior election you may have made. See Section 15 of the Offering Memorandum (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

Risks Related to the Exchange Offer

Your Replacement Awards will be unvested, and, if you resign from the Company or the Company terminates you before your Replacement Awards vest, you will not be able to receive value for your unvested Replacement Awards.

A new vesting schedule for the Replacement Awards will apply that is different than the vesting schedule for Eligible Options exchanged, and such new vesting schedule will apply even if the Eligible Options exchanged are fully or partially vested. Therefore, if you resign from the Company after receiving Replacement Awards, you may not be able to realize as much value from your Replacement Awards as you could have realized for the Eligible Options you exchanged. For example, if you exchange vested Eligible Options and our stock price increases above the exercise price per share of the Eligible Options you exchanged, then you would have been able to exercise and sell the underlying shares of Class A common stock at a gain; whereas, if you resign from the Company after receiving the Replacement Awards but before they have vested, you will receive no value from the unvested portion of the Replacement Awards if our stock price increases. Further, an extended vesting period results in an increased risk of forfeiture. Participation in the Exchange Offer does not guarantee continued or future employment with the Company or any of its subsidiaries or affiliates.

Your canceled Eligible Options may be worth more than the Replacement Awards that you receive in the exchange.

It is possible that, at some point in the future, due to potential increases in our stock price, any Eligible Options exchanged in the Exchange Offer would have been more economically valuable than the Replacement Awards granted pursuant to the Exchange Offer. For example, if we were to enter into a merger transaction that resulted in a significant increase in the value of our Class A common stock, it is possible that your Eligible Options would be more valuable to you than the Replacement Awards. A benefit or return cannot be guaranteed and participation in the Exchange Offer may result in no economic benefit.

For U.S. taxpayers, Replacement Awards will generally result in taxable ordinary income when shares are issued or cash is paid following vesting.

If you participate in the Exchange Offer and receive Replacement Awards for surrendered Eligible Options, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange and on the Replacement Awards grant date. However, you generally will have taxable ordinary income when those Replacement Awards vest and shares of our Class A common stock are issued or cash is paid to you, at which time the Company generally also will have a tax withholding obligation. The Company will satisfy all tax withholding obligations in the manner specified in the applicable award agreement. You also may have taxable capital gains or losses when you sell any shares issued in connection with the Replacement Awards. When analyzing the tax consequences to you, you should keep in mind that you do not pay a cash purchase price for the Replacement Awards or any shares you receive in respect of the Replacement Awards. Note that the tax treatment of Replacement Awards differs significantly from the tax treatment of your Eligible Options, and, as a result of participating in the Exchange Offer, your tax liability could be higher than if you had retained your Eligible Options. You should seek your own accounting, financial and legal advice.

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If you are a resident of, or taxpayer in, any country other than the United States or of more than one country, you should be aware that there might be additional or different tax consequences that may apply to you. You should consult your own tax advisor to discuss these consequences.

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OFFERING MEMORANDUM

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR REPLACEMENT AWARDS

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Section 1               Eligible Participants; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer.

Altice USA, Inc. (“Altice USA,” “we,” “us” or “our”) is offering certain of its employees and employees of its wholly owned subsidiaries the opportunity to exchange certain outstanding stock options for a combination of replacement restricted stock units (“RSUs”) and deferred cash-denominated awards (“DCAs”). As described in this Section 1 of this Offering Memorandum—Offer to Exchange Eligible Options for Replacement Awards (this “Offering Memorandum”), Eligible Options that are tendered and accepted prior to the Expiration Time will be exchanged for Replacement Awards that include a new vesting schedule (each capitalized term is defined below).

We are making the offer on the terms and subject to the conditions described in this Offering Memorandum, as they may be amended from time to time, and these terms and conditions constitute the “Exchange Offer.” The Exchange Offer is not conditioned on the acceptance of the Exchange Offer by a minimum number of Eligible Option holders or the tender of elections to exchange Eligible Options covering a minimum number of shares of Altice USA Class A common stock (“Class A common stock”).

Eligible Participants

All current employees of Altice USA or its wholly owned subsidiaries who hold Eligible Options as of the date the Exchange Offer commences and as of the Expiration Time who hold more than seven Eligible Options may participate in the Exchange Offer, except those who are specifically excluded as described in the Offering Memorandum. To be an Eligible Participant you must continue to be employed by the Company or its wholly owned subsidiaries from the date the Exchange Offer commences through the Expiration Time. The following persons are not eligible to participate in the Exchange Offer: members of the Board of Directors of the Company (the “Board”) (including our Executive Chairman); the Chief Executive Officer of the Company (the “CEO”) or his direct reports with an employment agreement; and employees of non-wholly owned subsidiaries of the Company.

You will not be eligible to tender Eligible Options for exchange in the Exchange Offer if you cease to be an Eligible Participant for any reason prior to the Expiration Time, including as a result of voluntary resignation, retirement, involuntary termination, layoff, death or disability. An individual who is on an authorized leave of absence and who is otherwise an Eligible Participant will be eligible to tender Eligible Options in the Exchange Offer. A leave of absence is considered “authorized” if it was approved in accordance with our policies.

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Your employment with Altice USA or its subsidiaries or affiliates will remain “at-will” regardless of your participation in the Exchange Offer and can be terminated by you or us at any time. Nothing in the Exchange Offer should be construed to confer upon you the right to remain in employment or other service with Altice USA or its subsidiaries or affiliates. The terms of your employment or service with Altice USA or its subsidiaries or affiliates remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in employment or service with Altice USA or its subsidiaries or affiliates until the grant date for the Replacement Awards or any vesting date of your Replacement Awards in the future.

Eligible Options

An “Eligible Option” is an outstanding stock option to purchase shares of Class A common stock issued under the Amended and Restated Altice USA 2017 Long Term Incentive Plan, as amended (the “Plan”), whether such stock option is vested or unvested, that:

•	is held by an Eligible Participant on the date the Exchange Offer commences and continues to be held by an Eligible Participant through the Expiration Time; and
•	has a per share exercise price greater than $6.00.

For the purposes of clarity, only unexercised stock options are considered to be outstanding.

The Proposed Exchange

You are not required to participate in the Exchange Offer.

A “Replacement Award” consists of one RSU and $10 of DCAs, each issued under the Plan and subject to an award agreement between the recipient and the Company, with the below terms.

•	Each RSU granted in the Exchange Offer will represent a right to receive one share of Class A common stock on future dates when the RSU vests, subject to the holder remaining continuously employed with the Company (or its subsidiaries or affiliates) through such vesting date.
•	Each DCA granted in the Exchange Offer will represent a right to receive a fixed dollar value on future dates when the DCA vests, subject to the holder remaining continuously employed with the Company (or its subsidiaries or affiliates) through such vesting date. At the Company’s discretion (as approved in accordance with the Plan), each DCA may be settled (x) in a number of shares of Class A common stock equal to the total value of the DCA divided by the closing price of a share of Class A common stock on the trading date immediately preceding the applicable vesting date or (y) in cash.
•	The Replacement Awards will vest 50% on each of the first and second anniversaries of the Expiration Time, subject to the holder remaining continuously employed with the Company (or its subsidiaries or affiliates) on each vesting date.

A Replacement Award will be granted for every seven Eligible Options you tender in the Exchange Offer. If you tender a number of Eligible Options in the Exchange Offer that is greater than but not divisible by seven, you will receive an additional $2 of DCAs for each remainder Eligible Option and such additional DCAs will become part of your Replacement Awards. You may not tender less than seven Eligible Options.

If you hold more than one stock option grant that each qualify as an Eligible Option grant, then you may elect to participate in the Exchange Offer on a grant-by-grant basis, meaning that you will be allowed to tender for exchange one or more Eligible Option grants without tendering for exchange other Eligible Option grants. However, as to any Eligible Option grant that you elect to tender for exchange, you must tender the entire Eligible Option grant (i.e., all of the stock options that are subject to that Eligible Option grant, less (if applicable) any portion of the grant previously exercised).

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Eligible Options properly tendered in this Exchange Offer and accepted by us for exchange will be canceled at the Expiration Time, and your Replacement Awards will be granted with the terms described above, effective promptly following the Expiration Time.

Expiration and Extension of the Exchange Offer

The Exchange Offer is scheduled to expire at 5:00 PM Eastern Time on March 1, 2023, unless we, in our sole discretion, extend the expiration date of the Exchange Offer. This date and time are referred to herein as the “Expiration Time.” See Section 13 (“Extension of Exchange Offer; Termination; Amendment”) for a description of our rights to extend, terminate and amend the Exchange Offer.

If you do not elect to tender your Eligible Options before the Expiration Time, such awards will remain subject to their current terms, including the current exercise price and vesting schedule.

Section 2           Purpose of the Exchange Offer; Additional Considerations

For many years, long-term equity incentive compensation has been a critical part of our total compensation program. These long-term equity incentives make up a meaningful part of the target total compensation of our employees, including our executive officers. Through equity-based grants of stock options and RSUs, our goal is and has been to create an alignment among management and our stockholders focused on the creation of value for our stockholders.

Currently, substantially all of our outstanding stock options granted under the Plan have exercise prices above the recent trading prices of our common stock. We believe these stock options no longer provide a meaningful compensatory opportunity to the holders of such stock options and, accordingly, are no longer effective as incentives to retain and motivate our employees. We believe that many option holders perceive these stock options to have little or no value, therefore reducing the stock options’ value as a means to align the incentives of our employees with our stockholders. In addition, although these stock options are not likely to be exercised as long as our stock price is lower than the applicable exercise price, unless they are surrendered or canceled, they will remain outstanding with the potential to dilute stockholders’ interests for up to the full term of the stock options. These particular compensatory, retentive and motivational goals are not applicable to the members of our Board or our employees with individual contractual arrangements governing their employment with us.

We believe that the Exchange Offer is in the best interests of stockholders. The Replacement Awards granted through the Exchange Offer will provide added incentive to motivate and retain our talented employees, including through the addition of a new vesting schedule even for Eligible Options that are fully or partially vested when tendered. The Eligible Options surrendered for exchange will be canceled and all shares of common stock that were subject to such surrendered Eligible Options will again become available for future awards under the Plan pursuant to the terms of the Plan.

THERE IS NO GUARANTEE THAT THE INTENDED BENEFITS OF THE EXCHANGE OFFER WILL BE REALIZED.

In deciding whether to tender one or more Eligible Options pursuant to the Exchange Offer, you should know that we continually evaluate and explore strategic opportunities as they arise, including mergers, reorganizations and other corporate transactions or changes to our corporate structure. We regularly assess the operational needs of our business, including changes to the composition of our management team and products. We also grant equity awards in the ordinary course of business to the members of our Board and our current and new employees, including our executive officers. Our directors and employees, including our executive officers, from time to time may acquire or dispose of our securities. We may from time to time repurchase our own outstanding securities in accordance with applicable securities laws. In addition, we may pursue opportunities to raise additional capital through the issuance of equity or convertible debt securities, or through strategic opportunities, including asset acquisitions and dispositions and may, from time to time, issue dividends or amend our existing dividend policy. If any of these events occur, the percentage ownership of our stockholders could be diluted or the nature of our business could fundamentally change, and where such a transaction or event results in our issuance of additional securities, these newly issued securities may have rights, preferences or privileges senior to those of existing stockholders.

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As of the date hereof, we have no plans, proposals or negotiations (although we often consider such matters in the ordinary course of our business and intend to continue to do so in the future) that relate to or would result in any change to in our present Board, our Class A common stock being delisted from a national securities exchange or ceasing to be authorized for quotation in an automated quotation system operated by a national securities exchange, our Class A common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act or any change in our certificate of incorporation or bylaws.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THE EXCHANGE OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE.

Please also note that as a condition to the exchange of your Eligible Options for Replacement Awards, you will be agreeing to restrictive covenants that are substantially the same as the restrictive covenants to which you agreed upon accepting the grant of your Eligible Options tendered for exchange in the Exchange Offer.

Section 3          Procedures for Tendering Eligible Options.

If you wish to tender any or all of your Eligible Options for exchange, you must properly log on to the Exchange Offer website and complete and submit the online election form on the Exchange Offer website (“Election Form on the Exchange Offer Website”) so that we receive it before the Expiration Time (or such later date as may apply if the Exchange Offer is extended), by the following means:

Online Election Process

1.       At the start of the Exchange Offer, you will receive an announcement email, dated January 23, 2023, announcing the Exchange Offer (the “Announcement Email”). You can access the Exchange Offer through a link in the Announcement Email or at https://myoptionexchange.com and enter your Altice USA email address and the password you have created for use with this website. If this is the first time you are accessing the Exchange Offer website, you will need to register as a new user and create a password. The website uses two-factor authentication, so the first time you access the portal each day, the website will generate a verification code that will be e-mailed to you. Once the verification code has been entered, you can access the website’s content. The verification codes expire at the end of each day.

2.       After logging into the Exchange Offer website, review the Exchange Offer materials and other information available on the website and proceed through to the Election Form on the Exchange Offer Website. You will be provided with personalized information regarding the Eligible Options that you hold, including the grant date and per share exercise price of each of your Eligible Option grants, the number of shares subject to each of your Eligible Option grants as of January 23, 2023 and the number of Replacement Awards that would be issued in exchange for each Eligible Option grant.

3.       On the Election Form on the Exchange Offer Website, select the appropriate box next to each of your Eligible Option grants to indicate which Eligible Option grants you choose to exchange in the Exchange Offer.

4.       Proceed through the Exchange Offer website by following the instructions provided on the website. Review your Election Form on the Exchange Offer Website, confirm that you have read the Exchange Offer materials, acknowledge that your election is subject to the terms, conditions and restrictions contained in the Exchange Offer materials (including the Restricted Stock Unit Award Agreement for Replacement Awards and the Deferred Cash-Denominated Award Agreement for Replacement Awards, which you will have to accept upon their grant), confirm that you are satisfied with your Election Form on the Exchange Offer Website after reviewing and then submit your Election Form on the Exchange Offer Website.

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5.       Upon submitting your Election Form on the Exchange Offer Website, a confirmation email (“Confirmation Email”) will be generated by the Exchange Offer website and emailed to your Altice USA email address. Please save a copy of the Confirmation Email for your records. At this point, you will have completed the election process. If you do not receive a Confirmation Email within two hours of submitting your Election Form on the Exchange Offer Website, please contact alticeusacomp@alticeusa.com to confirm that your election was made.

You also can review your Eligible Options in the value calculator on the Exchange Offer website, which has been provided to you as a convenience for purposes of making limited mathematical calculations regarding the potential amount that could be received from Replacement Awards to be granted pursuant to the Exchange Offer if you choose to exchange your Eligible Options in the Exchange Offer. The value calculator permits you to enter a price for the Company’s Class A common stock, which may not be the price on the date that the Replacement Award is granted or any shares of Class A common stock received with respect to a Replacement Award vest or are sold by you. The value calculator also does not take into account all of the factors that you should consider in deciding whether to participate in the Exchange Offer. For example, the value calculator does not account for vesting or the remainder of the term of your Eligible Option grants or for tax withholding or other tax obligations applicable to you. Note that you will be able to profit from a Replacement Award only if it actually vests. Therefore, even if the value calculator shows that the potential profit on a Replacement Award is greater than for an Eligible Option at the assumed prices you enter, you would be able to profit from the Replacement Award only if it actually vests. Note also that because of the rounding resulting from fractional shares, the values shown by the value calculator could be higher or lower than the actual result.

Your Eligible Options will not be considered tendered until we receive the properly completed and electronically signed Election Form on the Exchange Offer Website. We must receive your properly completed and signed Election Form on the Exchange Offer Website before the Expiration Time. If you miss this deadline or submit an Election Form on the Exchange Offer Website that is not properly completed as of the deadline, you will not be permitted to participate in the Exchange Offer. We will consider you to have submitted your Election Form on the Exchange Offer Website when you timely and properly complete the election process through the link above.

We will accept delivery of the electronically signed Election Form on the Exchange Offer Website only through the online Exchange Offer website. You are responsible for making sure that the Election Form on the Exchange Offer Website is submitted online to us in this manner. You must allow for sufficient time to complete and submit your Election Form on the Exchange Offer Website to ensure that we receive your Election Form on the Exchange Offer Website online before the Expiration Time.

You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically canceled in exchange for Replacement Awards if we accept your Eligible Options for exchange.

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects

To validly tender your Eligible Options pursuant to the Exchange Offer, you must be an Eligible Participant at the commencement of the Exchange Offer and must remain an Eligible Participant at the Expiration Time.

If you elect to tender an Eligible Option for exchange, you must tender the entire grant (i.e., all of the remaining outstanding stock options underlying the selected Eligible Option grant). If you have received multiple stock option grants from us that each qualify as an Eligible Option and elect to participate in the Exchange Offer, then you will be able to elect to tender as few or as many of your Eligible Option grants as you wish. However, you may not tender part of an Eligible Option grant for exchange. If you attempt to tender a portion but not all of an Eligible Option grant, we will reject your tender of that particular grant. Such rejection will not affect any other Eligible Options that are properly tendered.

We will determine all questions as to form of documents and the validity, eligibility, time of receipt and acceptance of any tender of Eligible Options. Neither Altice USA nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Participant or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties.

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This is a one-time offer, and we will strictly enforce the offer period described in this Offering Memorandum, subject only to any extension of the Expiration Time of the Exchange Offer that we may grant in our sole discretion. Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any tender with respect to any particular Eligible Option or any particular Eligible Participant.

Our Acceptance Constitutes an Agreement

Your tender of Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Exchange Offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4 (“Withdrawal Rights”) and our acceptance of your tendered Eligible Options in accordance with Section 5 (“Acceptance of Eligible Options for Exchange; Grant of Replacement Awards”). Our acceptance for exchange of Eligible Options tendered by you pursuant to the Exchange Offer will constitute a binding agreement between Altice USA and you upon the terms and subject to the conditions of the Exchange Offer (including the terms in the award agreements for the Replacement Awards).

Subject to our rights to terminate and amend the Exchange Offer in accordance with Section 6 (“Conditions of the Exchange Offer”), we expect to accept for exchange all properly tendered Eligible Options that have not been validly withdrawn by the Expiration Time, and we expect to cancel the Eligible Options accepted for exchange at the Expiration Time and grant the Replacement Awards promptly following the Expiration Time. If the Exchange Offer is extended, then the cancelation of Eligible Options and the grant date of the Replacement Awards would be similarly extended.

Section 4          Withdrawal Rights.

If you elect to accept the Exchange Offer as to some or all of your Eligible Options and later change your mind, you may withdraw your tendered Eligible Options by following the procedure described in this Section 4. Please note that, just as you may not tender only part of an Eligible Option grant, you also may not withdraw your election with respect to only a portion of an Eligible Option grant. If you elect to withdraw a previously tendered Eligible Option grant, then you must withdraw the entire Eligible Option, but need not withdraw any other tendered Eligible Options. We will permit any Eligible Options tendered in the Exchange Offer to be withdrawn at any time during the period that the Exchange Offer remains open. Please note that, upon the terms and subject to the conditions of the Exchange Offer, we expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn at the Expiration Time. If we have not accepted your Eligible Options within 40 business days of the commencement of the Exchange Offer, you may withdraw your election to exchange your Eligible Options at any time thereafter.

To validly withdraw tendered Eligible Options, you must submit to us a valid new Election Form on the Exchange Offer Website indicating only the Eligible Option grants you wish to exchange in the Exchange Offer or a valid new Election Form on the Exchange Offer Website indicating that you do not want to exchange your Eligible Options, by completing the election process outlined below by the expiration date, currently expected to be 5:00 pm, Eastern Time, on March 1, 2023. Your tendered Eligible Options will not be considered withdrawn until we receive your properly completed new Election Form on the Exchange Offer Website.

Election Changes and Withdrawals

1.       You can access the Exchange Offer website at https://myoptionexchange.com and enter your Altice USA email address and the password you have created for use with this website. The website uses two-factor authentication, so the first time you access the portal each day, the website will generate a verification code that will be emailed to you. Once the verification code has been entered, you can access the website’s content. The verification codes expire at the end of each day.

2.       After logging into the Exchange Offer website, review the information and proceed through to the Election Form on the Exchange Offer Website. You will be provided with your Eligible Option schedule containing personalized information regarding the Eligible Option grants you hold, as described in Section 3 (“Procedures for Tendering Eligible Options”).

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3.       On the Election Form on the Exchange Offer Website, select the appropriate box next to your Eligible Option grants previously selected to be tendered in the Exchange Offer to indicate those Eligible Option grants that you do not want to exchange in the Exchange Offer.

4.       Proceed through the Exchange Offer website by following the instructions provided. Review your Election Form on the Exchange Offer Website, confirm that you have read the Exchange Offer materials, acknowledge that your election is subject to the terms, conditions and restrictions contained in the Exchange Offer materials (including the Restricted Stock Unit Award Agreement for Replacement Awards and the Deferred Cash-Denominated Award Agreement for Replacement Awards), confirm that you are satisfied with your Election Form on the Exchange Offer Website after reviewing and then submit your Election Form on the Exchange Offer Website.

5.       Upon submitting your Election Form on the Exchange Offer Website, a Confirmation Email will be generated by the Exchange Offer website and emailed to your Altice USA email address. Please save a copy of the Confirmation Email for your records. At this point, you will have completed the election process. If you do not receive a Confirmation Email within two hours of submitting your Election Form, please contact alticeusacomp@alticeusa.com to confirm that your election was made.

IF YOU MISS THE DEADLINE FOR WITHDRAWAL BUT REMAIN AN ELIGIBLE PARTICIPANT, THEN ANY PREVIOUSLY TENDERED ELIGIBLE OPTIONS WILL BE EXCHANGED PURSUANT TO THE EXCHANGE OFFER. You are responsible for making sure that a new Election Form on the Exchange Offer Website is submitted online as indicated in Section 3 above. The new Election Form on the Exchange Offer Website must deselect the Eligible Options from being tendered in the Exchange Offer.

Any Eligible Options you withdraw will thereafter be deemed not properly tendered for purposes of the Exchange Offer, unless you properly re-tender those Eligible Options before the Expiration Time of the Exchange Offer by following the procedures described in Section 3 of the Exchange Offer.

We will determine all questions as to form of documents and the validity, eligibility, time of receipt and acceptance of any tender of Eligible Options. Neither Altice USA nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Participant or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties.

Section 5          Acceptance of Eligible Options for Exchange; Grant of Replacement Awards.

Upon the terms and subject to the conditions of the Exchange Offer, we expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn by the Expiration Time. We expect to cancel the Eligible Options accepted for exchange at the Expiration Time and to issue the Replacement Awards in accordance with the terms described in this Offering Memorandum promptly following the Expiration Time. If the Exchange Offer is extended, then the cancelation of Eligible Options and the grant date of the Replacement Awards would be similarly extended.

After we grant the Replacement Awards, we will separately provide to each tendering Eligible Participant the documentation relating to the Eligible Participant’s Replacement Awards. A form of Restricted Stock Unit Award Agreement for Replacement Awards and a form of Deferred Cash-Denominated Award Agreement for Replacement Awards are filed as exhibits to the Tender Offer Statement on Schedule TO (the “Schedule TO”) filed with the Securities and Exchange Commission on January 23, 2023 (the “SEC”) and to which the Offer to Exchange Eligible Options for Replacement Awards is an exhibit, as the Schedule TO may be amended.

If you have tendered Eligible Options under the Exchange Offer and your employment or service terminates for any reason before the Exchange Offer expires, you will no longer be eligible to participate in the Exchange Offer, and we will not accept your Eligible Options for exchange. In that case, you may exercise your existing Eligible Options to the extent they are vested and exercisable, which is generally available for a limited time after your termination date in accordance with their existing terms.

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Section 6          Conditions of the Exchange Offer.

Notwithstanding any other provision of the Exchange Offer, we will not be required to accept any Eligible Options tendered for exchange, and we may terminate or amend the Exchange Offer, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date hereof and prior to the expiration date of the Exchange Offer, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

I.	There shall have been threatened or instituted any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Exchange Offer, the exchange of some or all of the Eligible Options tendered for exchange, or otherwise relates in any manner to the Exchange Offer or that, in our reasonable judgment, could materially affect our business, condition (financial or other), assets, income, operations, prospects or stock ownership;
II.	There shall have been threatened, instituted or taken, any action, or any approval, exemption or consent shall have been withheld, or any statute, rule, regulation, judgment, order or injunction shall have been proposed, sought, promulgated, enacted, entered, amended, interpreted, enforced or deemed to be applicable to the Exchange Offer or us, by or from any court or any regulatory or administrative authority, agency or tribunal that, in our reasonable judgment, would directly or indirectly:
a.	make it illegal for us to accept some or all of the tendered Eligible Options for exchange, or otherwise restrict or prohibit consummation of the Exchange Offer or otherwise relate in any manner to the Exchange Offer;
b.	delay or restrict our ability, or render us unable, to accept the tendered Eligible Options for exchange; or
c.	impair the contemplated benefits of the Exchange Offer to us;
III.	There will have occurred:
a.	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or automated quotation system or in the over-the-counter market;
b.	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;
c.	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States;
d.	in our reasonable judgment, any extraordinary or adverse change in Altice USA or in U.S. financial markets generally;
e.	the commencement or escalation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the Exchange Offer; or
f.	if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the Exchange Offer;
IV.	A tender or exchange offer (other than the Exchange Offer) with respect to some or all of our capital stock, or a merger or acquisition proposal for us, shall have been proposed, announced or publicly disclosed or we shall have learned that:
a.	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act has acquired more than 5% of our outstanding common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the Exchange Offer;
b.	any such person, entity or group which had publicly disclosed such ownership prior to such date has acquired additional common stock constituting more than 1% of our outstanding shares; or
c.	any new group has been formed that beneficially owns more than 5% of our outstanding common stock that, in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the Exchange Offer or with such acceptance for exchange of Eligible Options;

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V.	Any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Exchange Offer, other than as contemplated as of the commencement date of this Exchange Offer (as described in Section 10 of this Offering Memorandum, “Accounting Consequences of the Exchange Offer”);
VI.	Any changes occur in our business, financial condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us;
VII.	Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 2 of this Offering Memorandum, “Purpose of the Exchange Offer; Additional Consideration,” for a description of the contemplated benefits of the offer to us); and
VIII.	Any rules or regulations by any governmental authority, the NYSE, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced or deemed applicable to us that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 2 of this Offering Memorandum, “Purpose of the Exchange Offer; Additional Consideration,” for a description of the contemplated benefits of the offer to us).

The conditions to the Exchange Offer are for our benefit. We may assert them prior to the expiration date of the Exchange Offer regardless of the circumstances giving rise to them (other than circumstances caused by our action or inaction), and our failure at any time to assert any of the foregoing conditions will not be deemed a waiver of any conditions to Exchange Offer. We may waive the conditions, in whole or in part, at any time and from time to time prior to our acceptance of your tendered Eligible Options for exchange, whether or not we waive any other condition to the Exchange Offer. If we waive any of the conditions described above, we will disclose any material changes resulting therefrom and will, if required by applicable law, amend the Exchange Offer to extend the Exchange Offer. Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

Section 7          Price Range of Our Common Stock.

The Class A common stock underlying the Eligible Options has been traded on the NYSE under the symbol “ATUS” since June 2017. There is no established market for the Eligible Options. The following table shows, for the periods indicated, the high and low intraday sales prices per share of Class A common stock as reported by the NYSE.

	High	Low
Fiscal Year Ending December 31, 2023
First Quarter (through January 20, 2023)	$4.97	$4.43
Fiscal Year Ending December 31, 2022
Fourth Quarter	$7.06	$3.68
Third Quarter	$13.17	$5.52
Second Quarter	$12.95	$7.58
First Quarter	$17.23	$10.47
Fiscal Year Ended December 31, 2021
Fourth Quarter	$21.15	$14.33
Third Quarter	$35.24	$19.00
Second Quarter	$38.19	$31.76
First Quarter	$38.14	$32.10

YOU SHOULD OBTAIN CURRENT MARKET QUOTATIONS FOR OUR CLASS A COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR ELIGIBLE OPTIONS.

As of January 20, 2023, there were 271,833,063 shares of our Class A common stock and 184,329,229 shares of our Class B common stock outstanding, there were a total of five stockholders of record of our Class A and Class B common stock and the closing price of our Class A common stock was $4.80 per share as reported on the NYSE. Because many of our shares of Class A common stock are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these record holders. You should evaluate the current trading price of the common stock, among other factors, before deciding whether or not to accept the Exchange Offer.

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Section 8          Information Concerning Us; Financial Information

Information Concerning Us

Altice USA is a holding company that does not conduct any business operations of its own. The Company principally provides broadband communications and video services in the United States and markets its services primarily under our Optimum brand. We deliver broadband, video, telephony and mobile services to approximately 4.9 million residential and business customers. Our footprint extends across 21 states through a fiber-rich hybrid-fiber coaxial broadband network and a fiber-to-the-home network with approximately 9.4 million total passings as of September 30, 2022. Additionally, we offer news programming and content and advertising services as well as a full service mobile offering to customers across our footprint.

Our principal offices are located at 1 Court Square West, Long Island City, New York 11101, and our telephone number is (516) 803-2300. Our website address is www.alticeusa.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this Exchange Offer. We are incorporated in the State of Delaware.

Financial and Other Information about Altice USA

We refer you to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 16, 2022, our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2022, June 30, 2022 and September 30, 2022, filed with the SEC on April 28, 2022, August 4, 2022 and November 2, 2022, respectively, and the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, which will be filed with the SEC, which are incorporated herein by reference and are available electronically on the SEC’s website at http://www.sec.gov.

We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to tender your Eligible Options. We will also provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 15 (“Additional Information”) for more information regarding reports that we file with the SEC and how to obtain copies of or otherwise review such reports.

Section 9           Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities.

The address of each executive officer and director of the Company is:

Altice USA, Inc.

1 Court Square West

Long Island City, New York 11101

The executive officers of the Company are set forth in the following table:

Executive Officers	Title
Dennis Mathew	Chief Executive Officer
Michael J. Grau	Chief Financial Officer
Michael E. Olsen	Executive Vice President, General Counsel and Secretary
Colleen Schmidt	Executive Vice President, Human Resources

The following table sets forth certain information as of January 23, 2023, about the outstanding stock options granted under the Plan held by each current executive officer of the Company and our non-executive officer employees as a group, in each case, who is eligible to participate in the Exchange Offer, and assumes each such executive officer and employee exchanges all Eligible Options. The members of our Board (including our Executive Chairman), our CEO and his direct reports who have employment agreements and employees of our non-wholly owned subsidiaries of the Company are not eligible to participate in the Exchange Offer.

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Name	Options Outstanding (#)	Options Outstanding Eligible for Exchange (#)	RSUs Granted in Exchange for Eligible Options (#)	DCAs Granted in Exchange for Eligible Options ($)	Total Value of Replacement Awards ($)(1)
Executive Officers
Michael J. Grau, Chief Financial Officer	1,687,827	1,687,827	241,116	2,411,190	3,568,547
Michael E. Olsen, Executive Vice President, General Counsel and Secretary	1,278,196	1,278,196	182,597	1,826,004	2,702,470
Colleen Schmidt, Executive Vice President, Human Resources	997,430	997,430	142,489	1,424,904	2,108,851
Non-executive officer employees as a group (356 persons)	25,334,018	24,979,740	3,568,104	35,687,064	52,813,963

(1)	The value of each replacement RSU is calculated based on the January 20, 2023 closing price of a share of Class A common stock of $4.80.

Except as otherwise described in this Offer to Exchange Eligible Options for Replacement Awards, including the Offering Memorandum, or in our filings with the SEC, including our Definitive Proxy Statement filed on Schedule 14A on April 29, 2022, our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on February 16, 2022 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2022, June 30, 2022 and September 30 2022, filed on April 28, 2022, August 4, 2022 and November 2, 2022, respectively, neither we nor, to our knowledge, any of our executive officers or directors, any person controlling us or any executive officer or director of such control person, is a party to any agreement, arrangement or understanding with respect to any Eligible Options, including but not limited to, any agreement, arrangement or understanding concerning joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

During the past 60 days, we have not granted any Eligible Options and no Eligible Options have been exercised. On December 29, 2022, 265,957 stock options granted to Michael Grau, our Chief Financial Officer, 184,124 stock options granted to Michael Olsen, our Executive Vice President, General Counsel and Secretary and 122,749 stock options granted to Colleen Schmidt, our Executive Vice President, Human Resources vested. Each of the stock options described in the foregoing sentence has a per share exercise price of $15.78 and is an Eligible Option. Except as described in this Offer to Exchange Eligible Options for Replacement Awards, including the Offering Memorandum, neither we, nor, to the best of our knowledge, any member of our Board or any of our executive officers, nor any affiliate of ours, have engaged in transactions involving the Eligible Options during the past 60 days.

The members of our Board (including our Executive Chairman), our CEO and his direct reports who have employment agreements and employees of our non-wholly owned subsidiaries of the Company are not eligible to participate in the Exchange Offer and therefore none of these individuals hold Eligible Options. As of the date hereof, our directors are Patrick Drahi, Gerrit Jan Bakker, David Drahi, Dexter Goei, Mark Mullen, Dennis Okhuijsen, Susan Schnabel, Charles Stewart and Raymond Svider. The address of each executive officer and director of the Company is c/o Altice USA, Inc., 1 Court Square West, Long Island City, New York 11101.

Section 10          Accounting Consequences of the Exchange Offer.

In accordance with the guidance in Financial Accounting Standards Board Accounting Standard Codification 718, Compensation – Stock Compensation, the exchange of Eligible Options for Replacement Awards in the Exchange Offer is accounted for as a modification of stock-based compensation awards. Accordingly, we expect to recognize the unamortized compensation cost of the surrendered Eligible Options, as well as any incremental compensation cost of the Replacement Awards granted in the Exchange Offer. The incremental compensation cost will be measured as the excess, if any, of the fair value of the Replacement Awards measured as of the date the Replacement Awards are granted, over the fair value of the Eligible Options, measured immediately prior to the cancellation of the tendered Eligible Options. Any incremental compensation cost will be recognized over the vesting period of the Replacement Awards.

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The amount of compensation cost will depend on a number of factors, including the level of participation in the Exchange Offer, the exercise price per share of Eligible Options and the closing price of our Class A common stock on the date the Replacement Awards are granted, as applicable, exchanged in the Exchange Offer. Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the Exchange Offer, we cannot predict the exact amount of the charge that would result from the Exchange Offer.

Section 11          Legal Matters; Regulatory Approvals.

We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer. We are not aware of any margin requirements or antitrust laws applicable to the Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Eligible Options and grant of Replacement Awards as contemplated by the Exchange Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the completion of the Exchange Offer as contemplated herein. Should any such approval or other action be required, we currently contemplate that we will use commercially reasonable efforts to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Exchange Offer to accept tendered Eligible Options for exchange and to grant Replacement Awards would be subject to obtaining any such governmental approval.

Section 12          Material United States Tax Consequences.

The following is a summary of the anticipated material U.S. federal income tax consequences of the Exchange Offer. This discussion is based on the U.S. Internal Revenue Code, its legislative history, treasury regulations promulgated thereunder and administrative and judicial interpretations as of the date of this prospectus, all of which are subject to change, possibly on a retroactive basis. This tax summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of Eligible Participants. The tax consequences for individuals who are subject to the tax laws of a country other than the United States or of more than one country may differ from the U.S. federal income tax consequences summarized herein. The rules governing the tax treatment of stock options are complex. TAX LAWS CHANGE FREQUENTLY AND VARY WITH INDIVIDUAL CIRCUMSTANCES. YOU SHOULD CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PERSONAL TAX CONSEQUENCES TO YOU OF PARTICIPATING IN OR REJECTING THE EXCHANGE OFFER.

Tax Effects of Rejecting the Exchange Offer

The rejection of the Exchange Offer should not be a taxable event for U.S. federal income tax purposes.

Tax Effects of Accepting the Exchange Offer

Neither the acceptance of the Exchange Offer nor the cancellation or exchange of Eligible Options or the grant of the Replacement Awards should be a taxable event for U.S. federal income tax purposes.

Taxation of Nonqualified Stock Options (“NSOs”)

Generally, an optionholder should not recognize any income, gain or loss upon the granting of an NSO. Upon the exercise of an NSO, an optionholder should recognize ordinary income on each purchased share equal to the difference between the fair market value of such share on the date of exercise and the exercise price of the NSO. If and when an optionholder sells the shares purchased upon the exercise of an NSO, any additional increase or decrease in the fair market value of such shares on the date of sale, as compared to the fair market value of such shares on the date of exercise, should be treated as a capital gain or loss. If the optionholder has held those shares for more than one year from the date of exercise, such gain or loss should be a long-term capital gain or loss. If the optionholder has held those shares for not more than one year from the date of exercise, such gain or loss should be a short-term capital gain or loss.

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Taxation of RSUs

The grant of RSUs will generally not result in the recognition of taxable income by the recipient. Upon settlement of RSUs, the holder will recognize ordinary income in an amount equal to the then fair market value of the shares distributed at the time of settlement. The holder’s tax basis in the shares will equal the amount taxed as ordinary income, and on subsequent disposition, the holder will realize a capital gain or loss. If the holder has held those shares for more than one year from the settlement date, such gain or loss should be a long-term capital gain or loss. If the holder has held those shares for not more than one year from the settlement date, such gain or loss should be a short-term capital gain or loss.

Taxation of DCAs

The grant of DCAs will generally not result in the recognition of taxable income by the recipient. Upon settlement of DCAs, the holder will recognize ordinary income in an amount equal to the then fair market value of the shares, or cash, distributed at the time of settlement. If settled in shares, the holder’s tax basis in the shares will equal the amount taxed as ordinary income, and on subsequent disposition, the holder will realize a capital gain or loss. If the holder has held those shares for more than one year from the settlement date, such gain or loss should be a long-term capital gain or loss. If the holder has held those shares for not more than one year from the settlement date, such gain or loss should be a short-term capital gain or loss.

Withholding

We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a stock option by an award holder who has been employed by us. We will require any such Eligible Participant to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock or the payment of any cash amount.

IF YOU ARE A RESIDENT OF, OR TAXPAYER IN, ANY COUNTRY OTHER THAN THE UNITED STATES OR OF MORE THAN ONE COUNTRY, YOU SHOULD BE AWARE THAT THERE MIGHT BE ADDITIONAL OR DIFFERENT TAX CONSEQUENCES THAT MAY APPLY TO YOU. ALSO, IF YOU WERE GRANTED ELIGIBLE OPTIONS WHILE A RESIDENT OR TAXPAYER IN ONE COUNTRY BUT ARE A RESIDENT OF OR TAXPAYER IN ANOTHER COUNTRY WHEN THE REPLACEMENT AWARDS ARE GRANTED TO YOU PURSUANT TO THE EXCHANGE OFFER, YOU MAY BE SUBJECT TO TAX NOT ONLY IN THE NEW COUNTRY, BUT ALSO IN THE ORIGINAL COUNTRY (E.G., IF THE ORIGINAL COUNTRY VIEWS THE REPLACEMENT AWARDS AS A REPLACEMENT GRANT). YOU SHOULD CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PERSONAL TAX CONSEQUENCES TO YOU OF REJECTING OR PARTICIPATING IN THE EXCHANGE OFFER.

Section 13          Extension of the Exchange Offer; Termination; Amendment.

We may, from time to time, extend the period of time during which the Exchange Offer is open and delay accepting any Eligible Options tendered to us by disseminating notice of the extension to Eligible Participants by public announcement, written notice, including electronically posted or delivered notices, or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the Exchange Offer is extended, we will provide appropriate notice of the extension and the new expiration date no later than 9:00 AM Eastern Time on the next business day following the previously scheduled expiration date of the Exchange Offer. For purposes of the Exchange Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 AM through 12:00 midnight Eastern Time.

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We also expressly reserve the right, in our reasonable judgment, prior to the expiration date of the Exchange Offer, to terminate or amend the Exchange Offer upon the occurrence of any of the conditions specified in Section 6 (“Conditions of the Exchange Offer”), by disseminating notice of the termination to Eligible Participants by public announcement, written notice, including electronically posted or delivered notices, or otherwise as permitted by applicable law.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 (“Conditions of the Exchange Offer”) has occurred or is deemed by us to have occurred, to amend the Exchange Offer in any respect prior to the expiration date. Any notice of such amendment required pursuant to the Exchange Offer or applicable law will be disseminated promptly to Eligible Participants in a manner reasonably designed to inform Eligible Participants of such change and filed with the SEC as an amendment to the Schedule TO.

If we materially change the terms of the Exchange Offer or the information concerning the Exchange Offer, or if we waive a material condition of the Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or Exchange Offer must remain open following material changes in the terms of or information concerning a tender or Exchange Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you of such action and keep the Exchange Offer open for at least 10 business days after the date of such notification:

•	we increase or decrease the amount of consideration offered for the Eligible Options; or
•	we increase or decrease the number of Eligible Options that may be tendered in the Exchange Offer.

Section 14          Consideration; Fees and Expenses.

We will issue Replacement Awards in exchange for Eligible Options properly elected to be exchanged by you and accepted by us for such exchange. All Eligible Participants who properly tender Eligible Options pursuant to this offer will receive Replacement Awards with respect thereto.

Subject to the terms and conditions of this Exchange Offer, upon our acceptance of your properly tendered Eligible Options, you will be entitled to receive Replacement Awards based on an exchange ratio as described in Section 1 (“Eligible Participants; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”). Replacement Awards will be unvested at grant and will be subject to a new vesting schedule as described in Section 1 of this Offering Memorandum. If you receive Replacement Awards, you do not have to make any cash payment to the Company to receive your Replacement Awards. If we receive and accept tenders of all Eligible Options to be tendered (a total of stock options to purchase 28,943,193 shares of Class A common stock outstanding as of January 23, 2023) subject to the terms and conditions of this offer, we will grant Replacement Awards covering a total of approximately 4,134,306 RSUs and $41,349,162 of DCAs.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Eligible Options pursuant to the Exchange Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in the Exchange Offer, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with the Exchange Offer.

Section 15          Additional Information

With respect to the Exchange Offer, we have filed with the SEC the Schedule TO, as it may be amended, of which the Exchange Offer is a part. This Offer to Exchange Eligible Options for Replacement Awards, including the Offering Memorandum, does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. Before making a decision on whether or not to tender your Eligible Options, we highly recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC:

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•	our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 16, 2022;
•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 29, 2022;
•	our Information Statement on Schedule 14C, filed with the SEC on December 30, 2022;
•	our Quarterly Reports on Form 10-Q for the quarters ending March 31, 2022, June 30, 2022 and September 30, 2022, filed with the SEC on April 28, 2022, August 4, 2022 and November 2, 2022, respectively; and
•	the description of our Class A common stock contained on Form S-1 filed with the SEC on April 11, 2017, which description is incorporated by reference into the registration statement on Form 8-A filed with the SEC on June 21, 2017, as amended on Form S-1 filed with the SEC on January 8, 2018, as further amended on Form S-3 filed with the SEC on June 11, 2019, and any amendment or report filed for the purpose of further updating such description.

Our SEC filings are available to the public on the SEC’s Internet site at http://www.sec.gov. We also make available on or through our corporate website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish it to the SEC.

We will also promptly provide without charge to each person to whom we deliver a copy of the Schedule TO and the exhibits to the Schedule TO, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless specifically incorporated by reference into such documents). Requests should be directed to alticeusacomp@alticeusa.com.

The information about us contained in the Exchange Offer should be read together with the information contained in the documents to which we have referred you.

Section 16          Miscellaneous.

YOU SHOULD REVIEW THE RISK FACTORS CONTAINED ELSEWHERE IN THIS OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR REPLACEMENT AWARDS AND IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2021 AND IN OUR QUARTERLY REPORTS ON FORM 10-Q FOR THE FISCAL QUARTERS ENDED MARCH 31, 2022, JUNE 30, 2022 AND SEPTEMBER 30, 2022 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

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